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                                                                    EXHIBIT 99.1


                       AMERICAN NATURAL ENERGY CORPORATION
                           6100 South Yale, Suite 300
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


      AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES PARTICIPATION AGREEMENT

TULSA, OKLAHOMA, SEPTEMBER 14, 2005. American Natural Energy Corporation ("ANEC") (TSX Venture: ANR.U) announced that it has entered into a participation agreement ("Agreement") with Dune Energy, Inc. ("Dune") (AMEX:
DNE). Pursuant to the Agreement, which was subject to ExxonMobil Production Company consent finalized on September 12, 2005, Dune will acquire certain exploration and development rights in ANEC's ExxonMobil Joint Development Agreement covering the Bayou Couba field in St. Charles Parish, Louisiana.

The Agreement provides Dune with the right to participate in 50% of ANEC's development rights in the Bayou Couba lease in exchange for the payment of $1 million. Dune may also participate in the exploration rights in the ExxonMobil acreage in exchange for the payment of an additional $500,000. Each party will pay their respective share of drilling, completion and operations costs. The Agreement is subject to completion of a final definitive agreement.

Additionally, ANEC announced the completion of the drilling of the DSCI 92ST well in the Bayou Couba field. The well, drilled to a vertical depth of approximately 6,040 feet, is producing approximately 300 barrels of oil and 280 mcf of natural gas per day from a 12/64" choke. ANEC has a 15.625% working interest in the well. ANEC has commenced operations on the DSCI 51ST in which it will have a 20.625% working interest. The well is expected to be drilled to approximately 7,500 feet. ANEC's working interests reflect the interests earned by Dune pursuant to the Agreement.

ANEC also announced that damage from the recent Katrina hurricane was minimal and that production from the field, after being down for approximately 10 days, has resumed.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.


This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling


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activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC's inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.


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